Exhibit 99.1

RAINMAKER ACHIEVES PROFITABILITY

IN Q1 2006; EPS OF $0.06 PER SHARE

Record Revenues Increase 22% Sequentially and 72% Year-Over-Year

Campbell, Calif., April 26, 2006 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading outsource provider of business-to-business sales and marketing services, today reported record financial results for its first quarter of fiscal 2006, ending March 31, 2006.

First Quarter 2006 Key Results:

•	Revenue increased to a record $11.1 million, up 72% year-over-year and 22% sequentially

•	GAAP net income of $820,000, or $0.06 per diluted share

•	Gross margins improved to 50%

•	EBITDA of $1.5 million, or 14% of net revenue

•	Cash and cash equivalents increased to $15.4 million, from $9.7 million at December 31, 2005

Rainmaker generated first quarter net revenue of $11.1 million, combining service sales and lead generation, and representing organic revenue growth of 49 percent year-over-year and 22% sequentially over the $9.1 million reported in the fourth quarter of 2005.

Gross margin improved to 50% in the first quarter of 2006 compared to 46% in the fourth quarter of 2005 and 39% in the first quarter of 2005.

First quarter GAAP net income was $820,000, or $0.06 per diluted share, compared to a net loss of $2.5 million, or a loss of $0.27 per share, for the first quarter of 2005, and a net loss of $310,000, or $0.03 per share in the fourth quarter of 2005. The results for the first quarter of 2006 include approximately $14,000 of FAS123R employee stock option expense. The tax rate for the first quarter of 2006 was approximately 6%, reflecting utilization of tax net operating losses (NOL’s).

First quarter 2006 EPS results are based on 13.1 million weighted average shares outstanding, calculated using the treasury stock method. Total fully diluted shares outstanding at March 31, 2006 were approximately 13.3 million common shares, and 3.0 million unexercised options and warrants which have an average strike price of approximately $4.00 per share.

Total cash and cash equivalents at March 31, 2006 were $15.4 million, compared with $9.7 million at December 31, 2005. Cash includes the net proceeds from Rainmaker’s $6.0 million equity financing, closed in February 2006.

During the first quarter of 2006, the Company fully repaid the $2.0 million in borrowings from its $4.0 million line of credit established in December 2005. The Company’s total debt under its term loan at March 31, 2006 was approximately $3.0 million, which the Company is repaying monthly under a fully amortized note.

New Client Activity and Renewals

•	Rainmaker signed a new client engagement with a major computer manufacturer to provide its complete line of service sales and lead generation services beginning in the second quarter. With the addition of this new customer, Rainmaker now has four of the five top computer companies under contract within the business-to-business market.

•	Rainmaker extended its current service sales relationship with one of its largest customers, a major computer manufacturer, with the signing of a three-year renewal agreement effective in the second quarter of 2006.

•	Rainmaker also extended its current agreement with its global software manufacturer client, Sybase, to continue to provide software subscription, education, and new license sales programs.

•	Rainmaker was selected to provide go to market services to ADC, a leader in providing global telecom infrastructure products and services.

•	Rainmaker signed a new client engagement with a major network infrastructure company to expand SMB channels.

Company Updates

During the first quarter, Rainmaker announced the expansion of its Austin, Texas based operations center to provide additional scalability and leverage its ability to deliver value-add services to its current and prospective clients. The Company added 7,600 square feet to its 46,000 square foot lease that expires in June 2009.

Business Outlook

“We are very pleased to achieve profitability,” said Michael Silton, chief executive officer of Rainmaker. “We are now benefiting from our fully ramped teams as a result of the groundwork we laid in 2005 with the relocation of our major operations center to Austin and the integration of our two acquisitions.”

“With the integration of our significantly expanded service offering and fully ramped sales team, we can now provide revenue assistance across the entire customer life cycle, enhancing our ability to attract major new customers like the latest computer manufacturer we announced in April,” Mr. Silton continued. “The signing of this major new client underscores our increased capabilities and is a significant step for Rainmaker as it expands our client base. With the unique services and combined capabilities Rainmaker now offers, we can accelerate opportunities to expand into new markets and further diversify our customer base, which now includes leading names in software/hardware, financial services and telecommunications. In addition, with positive cash flow and a strong balance sheet, we have established a strong financial platform for continued growth and positive momentum in the coming year.”

2006 Financial Guidance

Rainmaker is raising its 2006 annual guidance to revenue growth exceeding 30 percent on an annual basis, and continues its focus on delivering positive EBITDA results and GAAP profitability.

Conference Call

Rainmaker Systems will host a conference call and webcast today at 1:30 p.m. Pacific Time to discuss its first quarter fiscal 2006 results. Those wishing to participate in the live call should dial (800) 240-2134 using the password “Rainmaker.” A replay of the call will be available for two weeks beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 1105-7456 followed by the “#” key when prompted for a code. To access the live webcast of the call, go to the Investor Relations section of Rainmaker’s website at www.rmkr.com. A webcast replay of the conference call will be available for one year on the Calls/Events page of the Investor Relations section at www.rmkr.com.

About Rainmaker Systems

Rainmaker Systems, Inc. is a leading provider of business-to-business sales and marketing services, leveraging integrated telesales, marketing, web technologies, and data analytics to achieve higher revenue for clients. Our core activities include lead qualification and nurturing for product sales, subscription and service contract sales, and contract renewals and warranty extension sales. Our services are available individually or as an integrated solution.

Rainmaker helps approximately 50 companies ranging from Fortune 500 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions. For more information, visit www.rmkr.com.

NOTE: Rainmaker Systems and the Rainmaker logo are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

CONTACT:

Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, LLC
(408) 626-2439	(818) 556-3700
steve.valenzuela@rmkr.com	ir@mkr-group.com

RAINMAKER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,373	$9,746
Restricted cash	480	586
Accounts receivable, less allowance for doubtful accounts of $410 and $422 at March 31, 2006 and December 31, 2005, respectively	12,065	10,374
Prepaid expenses and other current assets	1,321	1,212

Total current assets	29,239	21,918

Property and equipment, net	4,607	4,410
Intangible assets, net	3,417	3,652
Goodwill	3,921	3,921
Other noncurrent assets	256	257

Total assets	$41,440	$34,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,903	$17,741
Accrued compensation and benefits	1,503	1,427
Other accrued liabilities	1,795	1,732
Deferred revenue	1,183	882
Obligations under financing arrangements	201	301
Current portion of capital lease obligations	40	99
Current portion of notes payable	1,500	3,500

Total current liabilities	27,125	25,682

Deferred tax liability	445	440
Notes payable, less current portion	1,542	1,917

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 13,332,772 and 11,306,937 outstanding at March 31, 2006 and December 31, 2005, respectively	13	11
Additional paid-in capital	74,476	69,089
Accumulated deficit	(62,161)	(62,981)

Total stockholders’ equity	12,328	6,119

Total liabilities and stockholders’ equity	$41,440	$34,158

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net revenue	$11,070	$6,420

Operating expenses:
Costs of services	5,498	3,892
Sales and marketing	732	744
Technology	1,221	901
General and administrative	2,070	2,608
Depreciation and amortization	696	778

Total operating expenses	10,217	8,923

Operating income (loss)	853	(2,503)
Interest and other (expense) income, net	21	(3)

Income (loss) before income taxes	874	(2,506)
Provision for income taxes	54	—

Net income (loss)	$820	$(2,506)

Basic income (loss) per share	$0.07	$(0.27)

Full diluted income (loss) per share	$0.06	$(0.27)

Weighted average common share
Basic	12,496	9,269

Full diluted	13,068	9,269

RAINMAKER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating activities:
Net income (loss)	$820	$(2,506)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	461	616
Amortization of intangible assets	235	162
Provision for allowances for doubtful accounts	89	330
Loss on disposal of fixed assets	—	26
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	(1,780)	(602)
Prepaid expenses and other assets	(8)	24
Accounts payable	3,162	2,169
Accrued compensation and benefits	90	1,000
Other accrued liabilities	(31)	914
Deferred revenue	301	(246)

Net cash provided by operating activities	3,339	1,887

Investing activities:
Purchases of property and equipment	(658)	(786)
Restricted cash, net	106	(700)
Acquisition of businesses, net of cash acquired		(4,221)

Net cash used in investing activities	(552)	(5,707)

Financing activities:
Proceeds from issuance of common stock from option exercises	63	8
Net proceeds from issuance of common stock and warrants from private placement	5,312	—
Proceeds from notes payable	—	3,000
Principal payment of notes payable	(2,376)	(83)
Principal payment of financing arrangements	(100)	(127)
Principal payment of capital lease obligations	(59)	(80)

Net cash provided by financing activities	2,840	2,718

Net increase (decrease) in cash and cash equivalents	5,627	(1,102)

Cash and cash equivalents at beginning of period	9,746	10,104

Cash and cash equivalents at end of period	$15,373	$9,002
Supplement disclosures of cash flow information:
Cash paid for interest	$79	$20

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Income (loss) before income taxes	$874	$(2,506)

Add:
Non-cash charges for depreciation and amortization	696	778
Interest and other expense/(income)	(21)	3

	675	781

EBITDA	$1,549	$(1,725)